February 25, 2000
Mr. Don Colton
Pioneer Oil and Gas
1206 W. South Jordan Parkway, Unit B
South Jordan, UT 84095-4551


                                                     RE: Pioneer Oil and Gas
                                                            1999 Reserve Report

Dear Mr. Colton:

The 1999 Annual Reserve Report for Pioneer Oil and Gas (POG) was previously provided to your office by Fall Line Energy Incorporated and covers the financial year ending September 30, 1999. The report was signed and mailed to POG on November 5, 1999. The report was prepared for inclusion in standard company filings and accurately reflects the value to POG as of September 30, 1999. This report was prepared using Security and Exchange Commission (SEC) and the Society of Petroleum Evaluation Engineers (SPEE) guidelines. The only reserves class evaluated was Proved Developed Producing.

The 1999 Annual  Reserve  Report was  prepared  by Scott H.  Stinson,  P.E.  Mr.
Stinson is a registered Professional Engineer in the States of Wyoming and Colorado. Mr. Stinson's registration number in Wyoming is #5290, his registration number in Colorado is #28624.

Neither Fall Line Energy, nor Scott H. Stinson, has any interest in the subject properties and neither the employment to make the study nor the compensation was contingent on the estimates of reserves and the future income from the subject properties.

If you have any questions or require any additional information, please do not hesitate to call.

                                                     Sincerely,
                                                     Fall Line Energy, Inc.



                                                     Scott H. Stinson, P.E.
                                                     President